EXHIBIT 99.1

Hemisphere Media Group Finalizes Acquisition of 75% Equity Interest in Spanish-Language Content Distribution Company Snap TV

MIAMI, FL—November 27, 2018—Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, has finalized the acquisition of a 75% equity interest in Snap Global, LLC (“Snap TV”), a leading independent distributor of content in Latin America to broadcast, pay TV and OTT platforms.
Ariel Tobi, founder of Snap TV, joined Hemisphere as the Senior Vice President of Content Distribution and Production.  In his role, Tobi will oversee content licensing and the expansion of Hemisphere’s content distribution business. Tobi will also oversee Hemisphere and MarVista Entertainment’s new production joint venture committed to producing top-quality international television content. The joint operation will allow the two companies to apply their specific knowledge and expertise to address the growing international demand for world-class content.
“We have gotten to know Ariel and his team over past years, and we have tremendous respect for their knowledge, productivity and success in this fast-changing market. Ariel is a seasoned industry veteran and brings vast expertise in distribution and production, as well as wonderful relationships across the industry and a strong entrepreneurial mindset. We look forward to him spearheading Hemisphere’s growth initiative into international distribution as well as content development and production,” said Alan J. Sokol, President and CEO of Hemisphere.
“This is a very exciting time for us and we look forward to leveraging our global production, content creation, and distribution partnerships to expand Hemisphere’s international business strategy. We are happy to officially join the team and work with executive leadership as Hemisphere continues to scale its global content platform,” said Tobi.
While Tobi has relocated to Miami, FL, a small operation will remain in Buenos Aires.
About Hemisphere Media Group, Inc.: Hemisphere Media Group, Inc. (NASDAQ: HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in a new broadcast television network in Colombia and a Spanish-language OTT service in the U.S and other digital assets.
About Snap TV: Snap TV was founded in 2009 in association with MarVista Entertainment as an independent production and distribution company. Snap TV tripled MarVista’s distribution business in Latin America and boosted its own distribution business by acquiring its own catalogue for the region. MarVista and Snap’s movies have aired in every Latin American country. Snap TV has produced original content for National Geographic and The History Channel and—together with MarVista—produced English-language TV movies for the global market.
About MarVista Entertainment: Founded in 2003, Los Angeles-based MarVista Entertainment is a leading independent entertainment studio that produces, acquires and distributes premium film and television content worldwide.  With a library showcasing nearly 2,500 hours of content, and with approximately 50 new movies per year added to the company’s distribution pipeline, MarVista has become one of the largest suppliers of movies to the worldwide marketplace. MarVista has an expansive distribution footprint spanning more than 125 global territories, and has grown to become a pre-eminent supplier of programming to major cable networks in the U.S., including Disney Channel/Disney XD, Lifetime, Hallmark Channel, NBC Universal, Nickelodeon, Viacom Networks, as well as key international broadcasters, cable networks and digital platforms including Netflix. MarVista’s recent projects include the Sundance Feature Bitch and Tribeca Film Festival’s, Seven Stages to Achieve Eternal Bliss, the first two films in a multi--project partnership deal with Elijah Wood’s Company X/Spectrevision; Rebel, the dramatic series from executive producer John Singleton that premiered on BET; King Kong Skull Island, a live-action series currently in development with Global Road Entertainment; and the original limited series Best Worst Week Ever for Netflix.
Contact Hemisphere Media Group, Inc.: Annalis Garrido / agarrido@hemispheretv.com
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